                                                                      Exhibit 23



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Shareholders and Board of Directors
Sterling Bancorp:


We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 033-64710, 333-27473 and 333-63665) of Sterling Bancorp of our report dated January 22, 2001, with respect to the consolidated balance sheets of Sterling Bancorp as of December 31, 2000 and 1999, the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the consolidated statements of condition of Sterling National Bank as of December 31, 2000 and 1999 which report is incorporated by reference in the annual report on Form 10-K of Sterling Bancorp as of and for the year ended December 31, 2000.



/s/ KPMG LLP

New York, New York
March 28, 2001